Exhibit 99

NIC Grows Portal Revenue 18 Percent in the Fourth Quarter and Declares a Special Cash Dividend of $0.25 Per Share

OLATHE, Kan.--(BUSINESS WIRE)--NIC Inc. (NASDAQ: EGOV) today announced net income of $2.7 million and earnings per share of four cents on total revenues of $22.1 million for the three months ended December 31, 2007. Operating income was $3.1 million for the quarter, up 15 percent over the prior year quarter. In fourth quarter 2006, the Company reported net income of $2.1 million and earnings per share of three cents on total revenues of $18.8 million. On February 4, 2008, the NIC Board of Directors also declared a special dividend of $0.25 per share payable on February 28, 2008, to shareholders of record on February 18, 2008.

The dividend payout will total approximately $15.7 million based on the current number of shares outstanding. “The strength of our balance sheet and continued confidence in the growth prospects of NIC prompted the Board of Directors to declare this special cash dividend,” said Harry Herington, Chief Executive Officer of NIC. “We were very pleased to be able to return cash to shareholders through the special dividend we announced in February 2007, and we are equally pleased to be able to do so again this month.”

The dividend may result in a partial return of capital to shareholders, with the balance being taxable to shareholders as a qualified dividend. The exact amount of the return of capital, if any, is dependent on the earnings of the Company through the end of its 2008 fiscal year. Once a final determination is made, the Company will make the appropriate notification to shareholders after the close of the year. Shareholders are encouraged to consult with their tax specialists regarding the circumstances of their particular tax situations.

Fourth Quarter 2007 Performance

Quarterly portal revenues were a record $21.3 million, up 18 percent over fourth quarter 2006. On a same state basis, portal revenues grew 12 percent in the fourth quarter. NIC’s same state transaction-based revenues from non-driver record exchange (non-DMV) services rose 21 percent over fourth quarter 2006 through strong performance from several key applications, including tax filings, professional licensing, motor vehicle registrations, and hunting & fishing licensing. On a same state basis, total DMV revenues grew nine percent in the fourth quarter.

In the fourth quarter, NIC’s portals launched 91 new non-DMV revenue-generating services and another 171 applications are in the development pipeline. “We continue to launch innovative solutions that redefine the eGovernment industry and add value to our government partners and those they serve,” continued Herington. “We are fortunate to have a dominant position in this recession-resistant space.”

Reflecting the Company’s ongoing investment in business development to accelerate future growth, selling and administrative expenses were $5.8 million in the current quarter compared to $4.4 million in the fourth quarter of 2006. As a percentage of portal revenue, selling and administrative expenses were in line with expectations at 27 percent in the current quarter compared to 25 percent in the fourth quarter of 2006.

NIC ended the year with approximately $55.8 million in cash and investments, up $3.4 million from September 30, 2007. On February 20, 2007, NIC used $46.7 million of its short-term investments and cash reserves to pay a $0.75 per share special dividend to shareholders.

Full-Year 2007 Performance

For fiscal year 2007, total revenues rose 20 percent to $85.8 million and portal revenues grew 18 percent to $82.5 million. On a same state basis, portal revenues were 15 percent higher than in 2006, with DMV revenues growing 10 percent and transactional non-DMV revenues growing 31 percent during the same period. Selling and administrative expenses as a percentage of portal revenue were in line with expectations at 26 percent, up from 22 percent in 2006, and reflected NIC’s incremental investment in business development and portal operations to drive long-term growth. Operating income was unchanged at $16.1 million for the year. The Company earned 19 cents per share in 2007, compared to 17 cents per share in 2006.

Results for 2007 include a gain of $0.5 million (one cent per share) from the third quarter sale of the Company’s minority investment in e-Government Solutions Ltd., a London-based private joint venture. NIC also reduced its income tax expense by $0.4 million (one cent per share) during 2007 to reflect changes in the Company’s uncertain tax positions.

Full-Year 2008 Outlook

For full-year 2008, NIC expects total revenues of $98.5 - $100.7 million, portal revenues of $95.0 - $97.0 million, and software and services revenues of $3.5 - $3.7 million. The Company also anticipates operating income of $17.0 - $18.5 million and net income of $10.7 - $11.7 million.

“We expect our portal business to have another solid year as our operations in Arizona and West Virginia ramp up,” said Steve Kovzan, Chief Financial Officer of NIC. “Portal margins should range from 45 – 47 percent in 2008, which is in line with our performance in recent years. We expect selling and administrative expenses to drop to 24 - 25 percent of portal revenue in 2008, which reflects a return to historical levels of modest expense growth. We also expect depreciation and amortization expense as a percentage of portal revenue to range from three to four percent in 2008 as we will continue to make key IT infrastructure and security investments to support the long-term expansion of our portal business.”

The Company’s projections do not include any new or unsigned portal contracts.

Fourth Quarter Earnings Announcement
Webcast and Podcast Information
Wednesday, February 6, 2008
4:30 p.m. (EST)
Call leaders:       Harry Herington, Chief Executive Officer
                    Steve Kovzan, Chief Financial Officer

To sign in and listen: The Webcast system is available at
www.nicusa.com/investor.

An audio replay of NIC’s fourth quarter earnings call will be available until 11:00 p.m. (EST) on February 13 by dialing 1-800-405-2236 and using passcode 11005547. International callers may dial 303-590-3000 and use the aforementioned passcode to access the audio playback.

A replay of the Webcast will be available until 11:00 p.m. (EDT) on May 6, 2008, by visiting www.nicusa.com/investor. NIC’s earnings announcements are also available via podcast download. For more information, visit www.nicusa.com/investor.

About NIC

NIC manages more eGovernment services than any provider in the world. The company is helping governments communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,600 state and local agencies that serve more than 69 million people in the United States. Additional company information is available at www.nicusa.com.

The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2006 Annual Report on Form 10-K filed on March 15, 2007, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed on November 7, 2007, with the Securities and Exchange Commission.

NIC Inc.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except for per share amounts

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Portal revenues	$21,275	$18,012	$82,452	$70,009
Software & services revenues	812	820	3,303	1,367
Total revenues	22,087	18,832	85,755	71,376

Cost of revenues:
Cost of portal revenues, exclusive of depreciation & amortization
	11,931	10,564	43,649	37,249
Cost of software & services revenues, exclusive of depreciation & amortization
	441	594	1,883	596
Selling & administrative	5,822	4,438	21,594	15,342
Depreciation & amortization	758	509	2,502	2,041
Total operating expenses	18,952	16,105	69,628	55,228
Operating income	3,135	2,727	16,127	16,148

Other income (expense):
Interest income	483	858	1,741	2,401
Gain (loss) on affiliate investments	-	-	508	(97)
Other income (expense), net	(18)	14	(16)	(35)
Total other income	465	872	2,233	2,269

Income before income taxes	3,600	3,599	18,360	18,417
Income tax provision	933	1,482	6,405	7,678

Net income	$2,667	$2,117	$11,955	$10,739

Basic earnings per share	$0.04	$0.03	$0.19	$0.17

Diluted earnings per share	$0.04	$0.03	$0.19	$0.17

Weighted average shares outstanding:
Basic	62,016	61,572	61,837	61,409
Diluted	62,646	61,803	62,525	61,763

Key Financial Metrics:

Revenue growth - outsourced portals	18%	19%	18%	21%
Same state revenue growth - outsourced portals	12%	17%	15%	10%
Gross profit percentage - outsourced portals	44%	41%	47%	47%
Selling & administrative expenses as a percentage of portal revenue
	27%	25%	26%	22%
Recurring portal revenue percentage	94%	92%	94%	95%
Operating income margin as a percentage of portal revenue	15%	15%	20%	23%

Portal Revenue Analysis (thousands)
DMV transaction-based	$10,481	$9,389	$44,387	$41,247
Non-DMV transaction-based	7,572	6,168	27,981	23,165
Software development & portal management	3,222	2,455	10,084	5,597

Total	$21,275	$18,012	$82,452	$70,009
NIC Inc.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except for share amounts

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$38,236	$36,745
Marketable securities	17,600	45,008
Trade accounts receivable	28,149	28,729
Unbilled revenues	720	1,069
Deferred income taxes	6,746	5,290
Prepaid expenses & other current assets	2,143	1,645
Total current assets	93,594	118,486

Property and equipment, net	6,110	3,790
Deferred income taxes	10,809	17,434
Other assets	863	424

Total assets	$111,376	$140,134

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$36,498	$34,202
Accrued expenses	6,848	5,911
Application development contracts	353	513
Other current liabilities	99	255
Total current liabilities	43,798	40,881

Other long-term liabilities	714	-
Total liabilities	44,512	40,881

Commitments and contingencies	-	-

Shareholders' equity:
Common stock, no par, 200,000,000 shares authorized 62,031,000 and 61,547,000 shares issued and outstanding

	-	-
Additional paid-in capital	165,934	210,210
Accumulated deficit	(98,902)	(110,789)
	67,032	99,421
Less treasury stock	(168)	(168)
Total shareholders' equity	66,864	99,253

Total liabilities and shareholders' equity	$111,376	$140,134
NIC Inc.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$ 2,667	$2,117	$11,955	$10,739
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation & amortization	758	509	2,502	2,041
Stock-based compensation expense	417	502	1,677	1,331
Accretion of discount on marketable securities	-	(8)	-	(8)
Application development contracts	(39)	(44)	(160)	(748)
Deferred income taxes	1,027	1,575	6,220	7,179
(Gain) loss on affiliate investments	-	-	(508)	97
Impairment loss on property and equipment	-	-	164	-
Loss on disposal of property and equipment	16	(14)	16	35

Changes in operating assets and liabilities, net of Effects of acquisitions:

(Increase) decrease in trade accounts receivable	2,724	(544)	580	(6,487)
(Increase) decrease in unbilled revenues	(375)	(663)	349	2,524
(Increase) decrease in prepaid expenses & other current assets
	(221)	(246)	(498)	45
(Increase) decrease in other assets	(12)	10	(10)	19
Increase (decrease) in accounts payable	(165)	4,191	2,296	9,744
Increase (decrease) in accrued expenses	(886)	539	594	(731)
Increase (decrease) in other current liabilities	(91)	(95)	(156)	(62)
Increase in other long-term liabilities	(17)	-	(406)	-

Net cash provided by operating activities	5,803	7,829	24,615	25,718

Cash flows from investing activities:
Purchases of property and equipment	(2,258)	(666)	(4,876)	(2,585)
Proceeds from sale of property and equipment	14	-	14	-
Capitalized internal use of software development costs	(210)	(89)	(568)	(239)
Purchases of marketable securities	(6,000)	(3,000)	(18,000)	(24,500)
Sales and maturities of marketable securities	400	-	45,408	-
Proceeds from sale of affiliate	-	-	508	-

Net cash provided by (used in) investing activities	(8,054)	(3,755)	22,486	(27,324)

Cash flows from financing activities:
Cash dividends on common stock	-	-	(46,730)	-
Proceeds from sale of treasury stock	-	-	-	65
Proceeds from employee common stock purchases	-	-	239	157
Proceeds from exercise of employee stock options	75	10	881	1,227

Net cash provided by (used in) financing activities	75	10	(45,610)	1,449

Net increase (decrease) in cash and cash equivalents	(2,176)	4,084	1,491	(157)
Cash and cash equivalents, beginning of period	40,412	32,661	36,745	36,902
Cash and cash equivalents, end of period	$38,236	$36,745	$38,236	$36,745
NIC INC.
SUMMARY OF CHANGES IN SHAREHOLDERS' EQUITY
(UNAUDITED)
Thousands

	Additional
	Common Stock		Paid-In Capital	Accumulated Deficit	Treasury Stock
	Shares	Amount				Total

Balance, January 1, 2007	61,574	$-	$210,210	$(110,789)	$(168)	$99,253
Cumulative effect of FIN 48	-	-	-	(68)	-	(68)
Net income	-	-	-	11,955	-	11,955
Cash dividends on common stock	-	-	(46,730)	-	-	(46,730)
Shares surrendered to pay exercise price of stock options

	(34)	-	(247)	-	-	(247)
Shares surrendered upon exercise of stock options and vesting of restricted stock to satisfy tax withholdings

	(50)	-	(343)	-	-	(343)
Stock options exercises and restricted stock vestings
	488	-	1,128	-	-	1,128
Stock-based compensation	-	-	1,677	-	-	1,677
Issuance of common stock under employee stock purchase plan
	53	-	239	-	-	239
Balance, December 31, 2007	62,031	$-	$165,934	$(98,902)	$(168)	$66,864

CONTACT:

NIC Inc.
Chris Neff, 435-645-8898
cneff@nicusa.com